Exhibit 2.2

GOGOLD RESOURCES INC.

- and -

ANIMAS RESOURCES LTD.

- and -

MOI ESCROW SERVICES LTD.

ESCROW AGREEMENT

December 27, 2013

ESCROW AGREEMENT

THIS AGREEMENT is made this                      day of December, 2013.

BETWEEN:

GOGOLD RESOURCES INC.

a corporation existing under the laws of Canada,

(“Purchaser”)

- and -

ANIMAS RESOURCES INC.

a corporation existing under the laws of the Province of British Columbia,

(“Animas”)

- and -

MOI ESCROW SERVICES LTD., a corporation existing under the laws of the Province of British Columbia,

(the “Escrow Agent”)

WHEREAS:

1.	The Purchaser has entered into lock-up agreements (“Lock-Up Agreements”) with certain shareholders of Animas (the “Locked-Up Shareholders”).

2.

The Purchaser has agreed in the Lock-Up Agreements that it will deposit $1,000,000 (the “Original Escrowed Funds”) with the Escrow Agent to be held by the Escrow Agent on the terms and subject to the conditions provided for in this Agreement.

NOW THEREFORE in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows.

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement the following terms have the meaning ascribed below:

“Animas Release Condition” means, provided the Conditions are satisfied and remain satisfied, the first to occur of the following (i) the failure by the Purchaser to mail the Offer Documents by the Latest Mailing Time and (ii) the Purchaser does take-up and pay for the Common Shares and Warrants deposited under the Offer by the Outside Date;

“Business Day” means any day, other than a Saturday or Sunday or civic or statutory holiday when Canadian chartered banks are open for regular business in the city of Toronto, Ontario, Canada or Vancouver, British Columbia, Canada;

“Conditions” means (i) shareholders of Animas representing at least 55% of the Common Shares (on a partially diluted basis – inclusive of in the money Share Entitlements and bonus pool shares) have signed Lock-Up Agreements, in substantially the form and substance of the draft lock-up agreement provided by the Purchaser to Animas and the Escrow Agent, (ii) such shareholders have complied with their obligations under the Lock-Up Agreements, (iii) the Board of Directors of Animas have unanimously resolved and recommended that Company Shareholders accept the Offer and (iv) the Board of Directors of Animas shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner adverse to the Purchaser

“Escrow Agent” means Computershare Trust Company of Canada and any successor escrow agent appointed in accordance with the provisions hereof;

“Escrowed Funds” means the Deposit, together with all interest, income or other amounts earned thereon that are held in trust by the Escrow Agent from time to time pursuant to the provisions hereof;

“Original Escrowed Funds” has the meaning ascribed thereto in the recitals; and

“Purchaser Release Condition” means either (i) the Conditions are not satisfied or (ii) the Conditions are initially satisfied but fail to remain satisfied at any time and in each case (A) the Purchaser does not mail the Offer Documents or (B) the Purchaser does not take-up and pay for Common Shares and Warrants deposited under the Offer by the Expiry Time or the Outside Date, as applicable.

“Termination Date” means April 30, 2014.

1.2	Terms Defined in Lock-Up Agreement

Unless the context otherwise requires, capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Lock-Up Agreement, a copy of which has been provided by the Purchaser to the Escrow Agent and Animas.

1.3	Headings

The headings in this Escrow Agreement are solely for the convenience of reference and shall not affect its interpretation.

1.4	Interpretation/Business Day

Unless the context otherwise requires, “$” means the currency of Canada. If any action is to be taken on a day that is not a Business Day, such action shall be taken on the first day thereafter that is a Business Day.

ARTICLE 2

ESCROWED FUNDS

2.1	Establishment of Escrow and Acknowledgement of Escrow Agent

The Escrow Agent agrees to act as escrow agent in accordance with the terms hereof and hereby acknowledges receipt from the Purchaser of the Original Escrowed Funds and agrees that it will hold the Escrowed Funds as escrow agent for and on behalf of the Purchaser and Animas and invest, disburse and otherwise deal with the same strictly in accordance with the terms of this Agreement.

2.2	Investment of Escrowed Funds

(a)

The Original Escrowed Funds shall be deposited into a segregated trust account established for such purpose by the Escrow Agent and maintained in the name of the Escrow Agent with a Schedule 1 Canadian Chartered Bank or its affiliates. The Escrowed Funds will be held in a non-investment account, with funds remaining in our trust account earning interest at the prevailing rate.

(b)

Interest, income or other amounts from time to time earned on the Escrowed Funds shall be held on deposit by the Escrow Agent as part of the Escrowed Funds and shall be invested, disbursed and otherwise dealt with in the same manner and on the same terms as the Escrowed Funds governed by this Agreement.

2.3	Term

The term of this Agreement shall commence on the date hereof and shall continue until the later of (i) the Termination Date, and (ii) the date on which the Escrow Agent has released all of the Escrowed Funds in accordance with the terms hereof.

2.4	Release of Escrowed Funds

(a)	Conditions to Release.

Upon to earlier to occur of the Animas Release Condition and the Purchaser Release Condition the Escrow Agent shall, subject to the receipt of the Joint Direction, release the Escrowed Funds to (i) Animas, if the Animas Release Condition is the first to occur or (ii) the Purchaser, if the Purchaser Release Condition is the first to occur.

(b)	Joint Direction

Upon the first occurrence of either (i) the Animas Release Condition or (ii) the Purchaser Release Condition, the Purchaser and Animas will each execute a joint direction (the “Joint Direction”) advising the Escrow Agent of the occurrence of the Animas Release Condition or the Purchaser Release Condition, as applicable.

(c)	Termination Date

If on the Termination Date the Conditions are satisfied and remain satisfied, as provided in a Joint Direction advising the Escrow Agent of same on the Business Day following the Termination Date, the Escrow Agent shall release the Escrowed Funds to Animas.

If on the Termination Date the Conditions are not satisfied or the Conditions are initially satisfied but fail to remain satisfied at any time, as provided in a Joint Direction advising the Escrow Agent of same on the Business Day following the Termination Date, the Escrow Agent shall release the Escrowed Funds to the Purchaser.

2.5	Reports

From time to time, upon written request made by any of the Purchaser or Animas, and in any event on a monthly basis, the Escrow Agent shall deliver to each of Animas and the Purchaser a written report (the “Escrow Report”) which sets out the amount of Escrowed Funds remaining in escrow, the interest or other income earned thereon since the date of the most recent Escrow Report, if any.

ARTICLE 3

LIABILITY OF ESCROW AGENT

3.1	Reliance of Escrow Agent on Documents

The Escrow Agent may assume that all documents on which it must rely in order to carry out its obligations under this Escrow Agreement are valid and properly authorized and executed. The Escrow Agent need not question the authenticity of any such document or any signature thereon, nor inquire whether the person who signed, issued or authenticated any such document had authority to do so. The Escrow Agent may rely upon any document that it believes in good faith to be genuine, sufficient and properly presented in accordance with the provisions of this Escrow Agreement, regardless of whether such document is in original or facsimile form. The Escrow Agent has no duty to determine whether any provision of any agreement between Animas and the Purchaser has been performed. The Escrow Agent shall not be liable for any amounts payable hereunder in excess of the Escrowed Funds.

3.2	Indemnity in Favour of the Escrow Agent

The Escrow Agent and its directors, officers, employees, agents, successors and assigns shall at all times be indemnified and saved harmless by each of Animas and the Purchaser, jointly and severally, from and against all claims whatsoever (including costs, charges, expenses, and costs of litigation and reasonable legal fees (on a solicitor and his own client basis) in connection therewith) brought, commenced or prosecuted against it or them for or in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of its duties as Escrow Agent under this Escrow Agreement, and all other costs, charges, and reasonable expenses that it or they sustain or incur in or about or in relation to the affairs of this Escrow Agreement; provided, however, that the indemnity provided for in this Section 3.2 shall not apply in respect of any such claims that are the result of the gross negligence or wilful misconduct of the Escrow Agent and/or any of its directors, officers, employees, agents, successors and assigns. The foregoing indemnifications and agreement to hold harmless shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

3.3	Attachment

The Escrow Agent is authorized, in its sole discretion, to comply with all writs, orders or decrees entered or issued which:

(a)	attach, garnishee or levy upon the Escrowed Funds;

(b)	stay or enjoin the delivery of the Escrowed Funds; or

(c)	affect the Escrowed Funds in any way.

The Escrow Agent shall not be liable to Animas, the Purchaser or any other Person, because it obeys or complies with any such writ, order or decree, even if such writ, order or decree is subsequently reversed, modified, annulled, set aside or vacated.

3.4	Liability of Escrow Agent

The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment and any act done or omitted by it pursuant to the advice of counsel shall be conclusive evidence of such good faith. Once the Escrow Agent has released the Escrowed Funds in their entirety in accordance with the provisions of this Escrow Agreement, the Escrow Agent shall be released and discharged from all obligations hereunder with respect to such Escrowed Funds and shall have no further responsibility towards Animas or the Purchaser with respect to such Escrowed Funds.

3.5	Counsel

The Escrow Agent may employ such counsel and advisers as it may reasonably require for the purpose of discharging its duties under this Escrow Agreement and the Escrow Agent may act and shall be fully protected in acting in good faith on the opinion or advice of or information obtained from any such counsel or adviser in relation to any matter arising under this Agreement. All reasonable costs and expenses incurred by the Escrow Agent in respect of such counsel and advisors (including legal fees) shall be paid equally by the Purchaser, on the one hand, and Animas, on the other hand. The reasonable costs of such services shall be added to and be part of the Escrow Agent’s fee hereunder.

3.6	No Implied Duties of Escrow Agent

This Escrow Agreement sets forth all of the duties of the Escrow Agent in respect of the Escrowed Funds. The Escrow Agent shall not refer to, and shall not be bound by, the provisions of any other agreement other than the terms of this Escrow Agreement and no implied duties or obligations of the Escrow Agent may be read into this Escrow Agreement. The Escrow Agent shall not be under any duty to give the Escrowed Funds any greater degree of care than it gives its own similar property. The Escrow Agent accepts duties and responsibilities under this Agreement and in respect of the escrow funds solely as a custodian, bailee and agent. No trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as a trustee. The Escrow Agent’s duty to deliver the Escrowed Funds shall be fully performed by delivering the monies or property it has actually received (including any interest or other amounts accrued thereon), uninsured, as specified in this Escrow Agreement.

The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of any wire or communication facility).

The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrowed Funds, unless the Escrow Agent receives written instructions, signed by all parties hereto, which eliminates such ambiguity or uncertainty.

In the event of any dispute between, or conflicting claims by or among, the parties and/or any other person or entity with respect to any Escrowed Funds, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrowed Funds so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the parties hereto for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of (i) an arbitrator as provided in this Agreement or (ii) a court of competent jurisdiction, as applicable, in each case which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary including, without limiting the generality of the foregoing, paying all or any part of the Escrowed Funds into court. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be shared equally by, and shall be deemed obligations of the Purchaser, on the one hand, and Animas, on the other hand.

The Escrow Agent does not have any interest in the Escrow Amount but is serving as escrow agent only and is not a debtor of the parties hereto in respect of the Escrowed Funds.

No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers unless indemnified as provided for herein, other than as a result of its own gross negligence, wilful misconduct or bad faith.

The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence, wilful misconduct, or bad faith.

3.7	Expenses of Escrow Agent

The Escrow Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses for carrying out its duties hereunder, including any costs incurred as a result of the Escrow Agent becoming involved in any litigation, arbitration or court proceeding in its capacity as escrow agent hereunder, including pursuant to Section 4.1 hereof. The Purchaser, on the one hand, and Animas, on the other hand, shall be equally liable for such expenses.

3.8	Fees of Escrow Agent

The Escrow Agent shall be paid a fee of $2,500 in exchange for its services provided pursuant to this Escrow Agreement. The Purchaser, on the one hand, and Animas, on the other hand, shall be equally responsible for such fees. For greater certainty, such fees are in addition to any claim for indemnity or reimbursement that may be claimed by the Escrow Agent pursuant to Sections 3.2 3.5 or 3.7. Any amount owing under this Section and unpaid thirty (30) days after request for such payment will bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand. If payment is not received when due, the Escrow Agent shall be entitled to draw down on the Escrowed Funds in order to effect such payment and may sell, liquidate, convey or otherwise dispose of any investment for such purpose.

ARTICLE 4

CHANGE IN THE ESCROW AGENT

4.1	Resignation of the Escrow Agent

The Escrow Agent may resign and be discharged from all of its obligations in this Escrow Agreement by giving Animas and the Purchaser 60 days’ notice or such shorter notice as they may mutually accept. If the Escrow Agent resigns, a new escrow agent shall be appointed by mutual agreement of Animas and the Purchaser. Failing such agreement, the Purchaser shall have the right to appoint as escrow agent one of the four largest trust companies in Canada authorized to carry on the business of a trust company in the Province of Ontario. The size of a trust company shall be determined by the amount of its capital calculated for the purpose of determining its borrowing base. If such replacement escrow agent has not been appointed by the expiry of such 60-day notice period, the Escrow Agent shall be entitled to apply under Ontario law for leave to deliver the Escrowed Funds and all related records and documents into the custody of a court of competent jurisdiction or of an officer thereof and the resignation of the Escrow Agent shall become effective upon such delivery.

4.2	Succession

Any corporation into or with which the Escrow Agent may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Escrow Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Escrow Agent shall be the successor to the Escrow Agent hereunder without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor escrow agent hereunder.

4.3	Tax Reporting

The Purchaser and Animas agree that, for tax reporting purposes, the Escrowed Funds and all interest or other taxable income earned from the investment of the Escrowed Funds in any tax year shall be taxable to the recipient of such monies, in the taxation year that it was paid or distributed.

4.4	Anti-money Laundering

Each party to this Agreement (other than the Escrow Agent) hereby represents to the Escrow Agent that any account to be opened by, or interest to be held by, the Escrow Agent in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Escrow Agent’s prescribed form as to the particulars of such third party. The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or antiterrorist legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the other parties to this Agreement, provided (i) that the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such ten (10) day period, then such resignation shall not be effective.

4.5	Privacy

The parties acknowledge that the Escrow Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(a)	to provide the services required under this agreement and other services that may be requested from time to time;

(b)	to help the Escrow Agent manage its servicing relationships with such individuals;

(c)	to meet the Escrow Agent’s legal and regulatory requirements; and

(d)	if Social Insurance Numbers are collected by the Escrow Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

Each party acknowledges and agrees that the Escrow Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this agreement for the purposes described above. Further, each party agrees that it shall not provide or cause to be provided to the Escrow Agent any personal information relating to an individual who is not a party to this agreement unless that party has assured itself that such individual understands and has consented to the aforementioned terms, uses and disclosures.

4.6	Force Majeure

Neither party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

4.7	Replacement of the Escrow Agent

Animas and the Purchaser may at any time collectively replace the Escrow Agent by delivering to the Escrow Agent a notice signed by each of them appointing a new escrow agent as the Escrow Agent hereunder.

4.8	Obligations of the Escrow Agent When Changed

Each new escrow agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Escrow Agent, without any further assurance, conveyance, act or deed. The Escrow Agent will deliver custody of the accounts containing the Escrowed Funds to the new escrow agent as soon as it has been advised of the appointment of such new escrow agent.

ARTICLE 5

GENERAL

5.1	Irrevocable Agreement

This Escrow Agreement shall not be revoked, rescinded or modified as to any of its terms and conditions, except by consent in writing signed by Animas and the Purchaser and assented to in writing by the Escrow Agent.

5.2	Notices

(a)

Method of Delivery. Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(i)	delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

(ii)	sent by prepaid first class mail or courier; or

(iii)

sent by any electronic means of sending messages, including telex or facsimile transmission, which produces a paper record (“Transmission”) during normal business hours on a Business Day charges prepaid and confirmed by prepaid first class mail;

in the case of a notice to the Purchaser, addressed to it at:

GoGold Resources Inc.

2000 Barrington Street

Suite 1301

Halifax, NS B3J 3K1

Attention: Terrence Coughlan

Facsimile: 902-442-1898

in the case of a notice to Animas, addressed to it at:

Animas Resources Ltd.

325 Howe Street

Suite 410

Vancouver, BC V6C 1Z7

Attention: Winnie Wong

Facsimile: 1-888-889-4874

in the case of a notice to Escrow Agent, addressed to it at:

MOI Escrow Services Ltd.

1066 West Hastings Street

Suite 2600

Vancouver, BC V6E 3X1

Attention: David Gunasekera

Facsimile: 604-687-7099

(b)	Deemed Delivery. Each notice sent in accordance with this Section shall be deemed to have been received:

(i)	in the case of personal delivery, if delivered before 5:00 p.m. on a Business Day, on the day it was delivered; otherwise, on the first Business Day thereafter;

(ii)

in the case of mailing, on the third Business Day after it was mailed (excluding the day of mailing and each Business Day during which there existed any general interruption of postal services due to strike, lockout or other cause); or

(iii)

in the case of facsimile transmission, on the same day that it was sent if such day is a Business Day and the machine from which it was sent receives the answer back code of the party to whom it was sent before 5:00 p.m. (recipient’s time) on such day; otherwise on the first Business Day thereafter.

Any Party may change its address for notice by giving notice to the other Parties.

5.3	Further Assurances

Each party covenants and agrees to do all acts and things and execute all documents as may be necessary to give effect to this Escrow Agreement.

5.4	Governing Law

This Escrow Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Subject to Section 5.5, the parties to this Agreement irrevocably hereby attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia.

5.5	Successors and Assigns

This Escrow Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective heirs, executors, legal personal representatives, administrators, successors and permitted assigns, but shall not be assigned by any party hereto without the prior written consent of the other parties.

5.6	No conflict

The Escrow Agent represents to the other parties hereto that its affiliate McCullough O’Connor Irwin LLP (“MOI LLP”) acts as legal counsel to Animas. Each of the parties, by executing this Agreement, confirms that it is aware that MOI LLP acts as counsel to Animas and waives any conflict or other issue that may arise from MOI LLP so acting for Animas.

5.7	Counterparts

This Escrow Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

5.8	Facsimile Execution

To evidence the fact that it has executed this Escrow Agreement, a party may send a copy of its executed counterpart to all other parties by facsimile transmission. That party shall be deemed to have executed this Escrow Agreement on the date it sent such facsimile transmission. In such event, such party shall forthwith deliver to the other party the counterpart of this Escrow Agreement executed by such party.

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[THE NEXT PAGE IS THE EXECUTION PAGE]

IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto on the date first written above.

GOGOLD RESOURCES INC.

By:	/s/ Dana Hatfield
Name: Dana Hatfield
Title: CFO

ANIMAS RESOURCES LTD.

By:	/s/ Winnie Wong
Name: Winnie Wong
Title: CFO

MOI ESCROW SERVICES LTD.

By:	/s/ David Gunasekera
Name: David Gunasekera
Title: